Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Naked Brand Group Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-213965) of Naked Brand Group Inc. of our report dated May 1, 2018, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York

May 1, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.